Exhibit 99.1

Press Release

www.shire.com

Director/PDMR Shareholding

June 15, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that Gail Fosler and Albert Stroucken, Non-Executive Directors of the Company, were today issued 2,647 and 3,020 American Depositary Shares (“ADSs”) respectively. The ADSs were delivered in accordance with the terms of the merger agreement pursuant to which the Company combined with Baxalta Incorporated (“Baxalta”) on June 3, 2016 (the “Merger”). Under the terms of this agreement, options and restricted stock units granted to Non-Employee Directors of Baxalta and Baxter International, Inc. under the Baxalta 2015 Incentive Plan that were outstanding/unexercised immediately prior to the Merger were to be cancelled in consideration for payments of cash and Company ADSs equivalent to the Merger consideration of $18.00 in cash and 0.1482 Company ADSs per Baxalta share. One ADS is equal to three Ordinary Shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We have best-in-class products available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX